UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

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VERITY, INC.

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The following materials were first used by Verity, Inc. on November 3, 2005 (Pacific Time) in discussing the proposed transaction referred to in the material below with its employees, customers, investors and partners and Verity may use these materials in the future for similar purposes:

FOR IMMEDIATE RELEASE

Verity Editorial Contact:	Verity Investor Contact:
Derek van Bronkhorst	Bob Roepke
Verity, Inc.	Verity, Inc.
(408) 542-2217	(408) 541-2310
derekvb@verity.com	rroepke@verity.com

Verity Announces Definitive Agreement to be Acquired by Autonomy

The Combination Will Provide Customers with Broader, More Powerful

Information Access Solutions

SUNNYVALE, Calif. – Nov. 4, 2005 – Verity Inc. (NASDAQ: VRTY), a leading provider of business search and process management software today announced it has signed a definitive agreement to be acquired by Autonomy Corporation plc (LSE: AU. or AU.L), a global leader in infrastructure software, in an all-cash transaction valued at approximately $500 million.

The combination of Verity and Autonomy will provide customers with a broader and more powerful set of solutions that address the increasingly demanding requirements of information access. Verity and Autonomy bring together complementary product capabilities and distribution channels to better meet customer needs on a global basis. Existing investments in Verity solutions will be protected through product compatibility with Autonomy’s architecture as well as access to Autonomy’s advanced voice and video applications.

“By Verity uniting with Autonomy, our combined 16,000 customers will benefit from the blend of technology leadership and customer-facing strengths in sales, support and professional services, all under one corporate banner,” said Anthony J. Bettencourt, Verity’s chief executive officer. “The combination will make available to each company’s customers next-generation technology and a more advanced suite of functionality while protecting investments in Verity’s products.”

“The addition of Verity’s core competencies will extend the adoption of our Intelligent Data Operating Layer as the standard for handling all forms of unstructured information,” said Dr. Mike Lynch, Autonomy’s group chief executive officer and co-founder. “The acquisition will enable us to provide a significantly enhanced product offering to both companies’ clients while continuing to drive innovation in the industry.”

Under the terms of the agreement, Verity will be acquired by Autonomy for approximately $500 million, or $13.50 per share. Shareholder directors and executive officers of Autonomy and Verity have agreed to vote shares they own in favor of the acquisition. The all-cash transaction, which requires shareholder approval, is expected to close in late 2005/early 2006 and is subject to customary regulatory closing conditions.

When the transaction is closed, the combined entity will be branded Autonomy and maintain global headquarters in Cambridge, England while Verity will become the base for U.S. operations. Dr. Mike Lynch, Autonomy’s group CEO and co-founder will continue as CEO of the expanded group. Anthony J. Bettencourt, CEO of Verity, will assume the role of CEO, Autonomy, Inc., the company’s U.S. unit. Once completed, this transaction is expected to be earnings enhancing (before any amortization of intangible assets) to Autonomy in the first full quarter following completion.

Financial advisors in this transaction were Morgan Stanley for Verity and Deutsche Bank and UBS Investment Bank for Autonomy.

Management Conference Call

Verity executives will host a financial analyst and investor conference call on Friday, November 4, 2005, at 5:30 a.m. PT (8:30 a.m. ET) to discuss this acquisition.

Dial-in numbers:	U.S. and Canada: (800) 599-9816
International: (617) 847-8705
Access Code: 55907373

Webcast link:	http://www.verity.com/webcast

A replay of the call will be available through December 3, 2005 on the Verity Web site and at these replay numbers:

Dial-in numbers:	U.S. and Canada: (888) 286-8010
International: (617) 801-6888
Access Code: 60865600

Additional information about this transaction is available at http://www.verity.com.

About Verity

Verity provides business search and process management software that more than 15,000 organizations rely on to gain greater visibility to and value from their people, processes and information.

Verity business search solutions provide unified results from multiple, simultaneous searches across targeted sources from the desktop to the enterprise. Verity Search, built to perform in a business environment, is tunable to relevance needs in a secure and compliant way.

Verity process management solutions bring together and automate paper-and digital-driven processes so organizations can bridge the gaps between their people, paper and systems and perform more efficiently.

Verity technologies are also embedded as core components of more than 260 OEM applications from leading independent software vendors.

Around the world, our customers include companies of all sizes, from small and mid-size businesses to the Global 2000, as well as public sector organizations. Corporate customers include ABB, AT&T, AXA, Bristol-Myers Squibb, Capgemini, Capital One, Cisco, Deloitte Consulting, EDGAR Online, Ford, GMAC, Hewlett-Packard, Kaiser Permanente, Mayo Foundation, PricewaterhouseCoopers, UBS and Verizon. In the public sector, customers come from all levels and branches of government, including the U.S. General Services Administration, the U.S. Department of Defense, including the armed forces units, and the U.S. Departments of Energy and Justice. Independent software vendors that integrate Verity technology include EMC Documentum, FileNet, Lotus, Oracle, Stellent, TIBCO and Xerox DocuShare.

Listed on the NASDAQ under the ticker symbol VRTY, Verity has its headquarters in Sunnyvale, California.

About Autonomy

Autonomy Corporation plc (LSE: AU. or AU.L) is a global leader in infrastructure software for the enterprise. Autonomy’s technology powers applications dependent upon unstructured information including call center, customer relationship management, knowledge management, enterprise portals, enterprise resource planning, online publishing and security applications.

Autonomy’s customer base comprises more than 1,000 global companies and organizations including, among others, BAE Systems, Ford, Ericsson, Shell, Nestle, AOL, BBC, Reuters, Hutchison 3G, the BBC, ITN, Knight Ridder, Reuters, France 2, Warner Brothers, the National Basketball Association, Harrah’s Entertainment, Forbes.com, DirecTV, CNN, the Associated Press, Sony, Tiscali, T-Mobile, Vodafone, Royal Sun Alliance, Sun Microsystems, Philips, Boeing, Schneider Electric, Coca Cola, GlaxoSmithKline, Citigroup, ABN AMRO, Deutsche Bank, Nomura, the New York Stock Exchange, Daimler Chrysler, Kraft Foods, Lloyds TSB, the U.S. Department of Homeland Security, the U.S. Securities and Exchange Commission, NASA and the U.S. Department of Energy. Strategic reseller and OEM partners include leading companies such as BEA, Business Objects, Citrix, EDS, IBM Global Services, Novell, Veritas, Vignette, Supportsoft and Sybase. The company has offices worldwide.

Forward-Looking Information

This news release regarding Verity’s and Autonomy’s entry into a definitive agreement includes forward-looking statements, based on current expectations, that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those referred to in the press release. Such factors include, but are not limited to: the risk that the merger transaction may not close as a result of the failure to satisfy all of the closing conditions, including the receipt of required regulatory approvals; difficulty in attracting or retaining customers or employees as a result of the signing of the definitive merger agreement; and litigation resulting from the signing of the merger agreement or the associated transactions may occur. Other risks relating to Verity are set forth in Verity’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission (“SEC”). These filings are available on a website maintained by the SEC at www.sec.gov. Verity and Autonomy assume no obligation to update the information in this news release.

Additional Information About the Proposed Transaction and Where You Can Find It

In connection with the proposed transaction, Verity intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF VERITY ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by Verity with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of Verity may obtain free copies of the documents filed with the SEC by contacting Verity Investor Relations at 408-542-4472 or by mail to Verity, Inc., 894 Ross Drive, Sunnyvale, CA 94089. You may also read and copy any reports, statements and other information filed by Verity with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Verity and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Verity stockholders in favor of the proposed transaction. Certain executive officers and directors of Verity have interests in the transaction that may differ from the interests of stockholders generally, including acceleration of vesting of stock options, benefits conferred under retention, severance and change in control arrangements, and continuation of director and officer insurance and indemnification. These interests will be described in the proxy statement when it becomes available.

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For more information, contact Verity at info@verity.com or at World Wide Web site

http://www.verity.com or call 408-541-1500.

Verity and the Verity logo are registered trademarks or trademarks of Verity, Inc.

All other trademarks are the property of their respective owners.